Exhibit 99.1

Restoration Hardware Reports November - December Holiday Sales

Restoration Hardware, Inc. (NASDAQ: RSTO) today announced net revenue for the nine weeks ended January 3, 2004 of $128.8 million, compared to net revenue of $127.4 million reported for the same period last year. Comparable store sales declined 3.5% from the prior year. Net sales in the Direct-to-Customer division, which includes catalog and Internet sales, increased 40% versus a year ago.

At the end of the third quarter, the Company experienced increased demand from orders not yet delivered in the amount of $8.8 million. As expected, a significant amount of those orders (which include deliveries in-transit, backorders and special orders) were delivered and are reflected in the Company’s November-December Holiday sales results. However, the high level of new customer demand created during the Holiday selling period resulted in a further increase in the amount of outstanding orders not yet delivered and more than offset the positive effect from the undelivered demand at the end of the third quarter. Therefore, the Company expects this backlog of orders not yet delivered to have a positive effect on revenue as undelivered demand normalizes over the next several months.

Mr. Friedman, the Company’s President and Chief Executive Officer, commented, “Our results for the November-December Holiday period were disappointing. Sales in key Holiday gift categories performed well below our plan. Clearly, as we repositioned the brand and built dominant year-round core businesses, we did not spend adequate time on developing the gift component of our business in our retail stores. On a positive note, our Direct-to-Customer sales increased 40%, demonstrating strong customer demand and improved catalog response rates.”

Mr. Friedman continued, “While disappointed with our Holiday results, we remain confident that our long term strategy to position Restoration Hardware as the premium lifestyle brand built on a foundation of strong core businesses is correct.  We expect our business to rebound quickly in January with the launch of our Annual Bathware Event, and build on the positive customer reaction to our strategy that we have seen in prior quarters. The Company will finish 2003 with improved results, positive cash flow, lower debt and a stronger balance sheet than a year ago.”

The Company also updated guidance for the fourth quarter of fiscal 2003. The Company now expects to report total net revenue in the range of approximately $160-$164 million, an increase of 3% to 6% over the prior year’s fourth quarter. The Company forecasts comparable store sales to be flat for the fourth quarter, compared to a 3% increase in the prior period a year ago. Net income for the fourth quarter is expected to be in the range of approximately $7 to $9 million, with diluted earnings per share in the range of approximately $0.20 to $0.24 versus earnings of $9.7 million, or $0.26 diluted earnings per share in the prior year.

About Restoration Hardware, Inc.

Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view.  Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com.  As of January 8, 2004 the Company operated 103 retail stores in 31 states, the District of Columbia and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks.  Such forward-looking statements include, without limitation, statements concerning or relating to implications of the Company’s revenues and financial results for the fourth quarter ending January 31, 2004, statements concerning financial and earnings guidance for the fourth quarter of 2003, statements relating to expectations in connection with deliveries of firm orders and corresponding revenue recognition in the fourth quarter and beyond, statements relating to expected revenue from the Company’s Annual Bathware Event, statements concerning customers’ responses to merchandising and marketing programs of the Company and implications of such responses on the Company, statements implying the Company’s product offerings, statements regarding holiday trends, and other statements containing words such as “believes,” “expects,” and words of similar import or statements of management’s opinion.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause such differences include, but are not limited to, timing of delivery of orders not yet delivered and customer acceptance of such deliveries, actual recognition of revenues from orders not yet delivered, customer reactions to the Company’s Annual Bathware Event, customer’s reactions to the current and anticipated merchandising and marketing programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, continued positive customer reaction to the Company’s catalog and Internet offerings, revised product mix and prototype stores, further customer acceptance of the Company’s private label credit card, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the fiscal quarter ended November 1, 2003 in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Liquidity and Capital Resources,” “Critical Accounting Policies,” and “Factors that May Affect our Future Operating Results” and in Part I, Item 4 thereof (“Controls and Procedures”).  Guidance offered by the Company represents a point-in-time estimate made by management of the Company.  The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Restoration Hardware, Inc.

Patricia McKay

Chief Financial Officer

(415) 924-1005

(415) 945-4679 Fax